Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2019 FOURTH QUARTER AND FULL-YEAR RESULTS

MILWAUKEE, August 15, 2019/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its fiscal fourth quarter and year ended June 30, 2019.

For the fiscal 2019 fourth quarter:

•
Fiscal fourth quarter net sales were $472 million, a decrease of $30 million or 5.9% from $502 million for the prior year. Fiscal 2018’s fourth quarter included approximately $20 million of accelerated sales in anticipation of the go-live of the Company’s upgraded ERP system at the beginning of fiscal 2019. Adjusting for this, net sales this year decreased approximately 2%. Shipments for the fiscal 2019 fourth quarter fell short of expectations primarily due to difficult market conditions caused by an unusually wet spring in North America compounded by near-term market disruptions caused by channel partner transitions.

•
Quarterly GAAP gross profit margin of 14.4% and adjusted gross profit margin of 15.0% decreased from gross profit margin of 21.7% and adjusted gross profit margin of 22.1% last year due to sales mix, lower production volumes and operational inefficiencies. Challenges in labor availability restricted the Company’s ability to more quickly remediate start-up inefficiencies related to the business optimization initiatives.

•
Fourth quarter GAAP net loss of $18.5 million, or $0.45 per share, included business optimization charges, acquisition integration charges and a pension settlement charge. Excluding these items, adjusted net loss was $14.9 million, or $0.36 per share, as compared to adjusted net income of $0.47 per diluted share for the fourth quarter of fiscal 2018. The fourth quarter of fiscal 2019 also included a non-cash tax related charge of $5.1 million, or $0.12 per share.

For the fiscal 2019 full year:

•
Fiscal 2019 net sales were $1.84 billion, down $44.7 million or 2.4% from $1.88 billion for fiscal 2018 primarily due to unusually dry weather conditions in Australia and Europe, lower storm generator sales and lower service parts sales, and near-term disruption caused by channel partner transitions, including the bankruptcy of a major North American retailer. Sales of commercial engines and products increased approximately 13% for the fiscal year.

•
Full-year GAAP gross profit margin of 16.4% was down from 21.2% for fiscal 2018. Adjusted gross profit margin of 17.0% was down from 21.5% last year due to sales mix, lower production volumes and startup inefficiencies from the Company’s business optimization initiatives.

•
Full-year GAAP net loss of $54.1 million, or $1.31 per share, included business optimization charges, bad debt expense for a major retailer that filed for bankruptcy protection, a litigation settlement charge, a pension settlement charge, senior note repurchase premiums, a tax charge associated with tax reform and integration charges. Excluding these items, adjusted net loss was $12.9 million, or $0.32 per share.

“We are clearly disappointed with the fiscal 2019 results. The fourth quarter capped a difficult year of unprecedented market challenges and higher than expected operational inefficiencies encountered during the ramp-up of our business optimization initiatives,” stated Todd J. Teske, Chairman, President and Chief Executive Officer. “The North America lawn and garden market slowed considerably as the quarter progressed from unusually wet, cool spring weather compounded by near-term market disruptions with channel partners. Europe set record high temperatures in June and July to impede channel inventory reductions. While we achieved operational improvements on many of the business optimization program start-up issues, continued inefficiencies offset the benefit of those improvements, including near-term labor availability challenges.”

Teske continued, “Regardless of the cause of the various headwinds, it is our responsibility to address the issues and restore the company to growth and profitability. As we enter fiscal 2020, we are intensely focused on five key areas to drive improvements in performance:

•
First, we are working aggressively to complete the business optimization program and eliminate the operational inefficiencies to begin realizing the $35 million to $40 million in pre-tax cost savings from the program.

•
Second, as we also announced today, we will be consolidating engine production within our plant in Poplar Bluff, Missouri, to streamline operations and adjust production capacity to meet current and anticipated future needs. This initiative will reduce pre-tax expenses by up to $14 million when fully implemented.

•
Third, we will be devoting increased time and focus to more fully analyzing the dynamics of our market with outside help to position our business for more sustained growth and higher returns. Gaining an outside perspective will help our thinking, planning and actions to further adapt to the continually changing environment so that we are properly positioned as the market continues to change.

•
Fourth, we intend to strengthen our balance sheet, with the near-term objectives of improving working capital and lowering debt. With the winding down of investments in our business optimization initiatives, projected lower capital expenditures and the action announced today to reduce the cash dividend, we will be directing more funds to reduce debt and invest in attractive commercial products and enabling technologies.

•
Fifth, we are making solid progress on a debt refinancing which we expect to close before the end of our first fiscal quarter. We believe the refinancing will provide good flexibility as we strengthen the balance sheet and execute our strategy.”

Teske concluded, “There is no question that fiscal 2019 was enormously difficult from both a market perspective and our execution on operational excellence. Still, the several foundational changes we implemented advanced our commercial growth and diversification strategy and position us well for the long term. We remain confident in our strategy and view fiscal 2020 as an opportunity to get back on track.”

Fiscal 2020 Outlook:

•
Net sales are expected to be within a range of $1.91 billion to $1.97 billion for fiscal 2020, which contemplates midpoint growth of approximately 5.5% over fiscal 2019’s performance. This outlook compares with the Company’s previous preliminary expectation of approximately $2.01 billion in sales for fiscal 2020. The revision to the outlook principally relates to the lower base sales for fiscal 2019, a reduction in the Company’s estimate of the North American market due to near-term disruption caused by channel partner transitions and the prolonged impact of weather on Europe, which has experienced hot and dry conditions in the early months of summer. The estimated sales growth breaks down as follows:

◦	2.5-3.5% of total sales growth is expected to be driven by commercial sales

◦
2-4% of total sales growth is expected to be driven by residential sales, which contemplates some market rebound for more normal weather conditions in North America and Europe as well as a reduction in inventory liquidation from channel partner transitions. The growth also contemplates more normal shipments of service parts due to improved throughput.

◦	The fiscal 2020 outlook does not include storm sales, which contributed approximately $25 million of net sales in fiscal 2019.

◦	Price increases are expected to help offset incremental tariff costs.

•
Adjusted net income is expected within a range of $9 million to $17 million, or $0.20 to $0.40 per diluted share, prior to the impact of costs related to the Company’s business optimization program and the engine manufacturing consolidation project. The revision from the prior, preliminary estimate of approximately $1.30 per share, relates to the lower sales outlook, in addition to the impact on margin from expected lower production to reduce inventories and expected continuation of some operational inefficiencies into the first half of the fiscal year.

•
Operating margins before business optimization costs and engine manufacturing consolidation costs are expected to be approximately 2.5% to 3.0%. Compared to fiscal 2019, operating margins are expected to improve due to a favorable sales mix from growth of commercial products and a rebound of service parts sales, improved plant utilization on higher production levels, efficiency improvements and business optimization program savings. Higher tariffs are expected to be offset by pricing, efficiency improvements and product cost improvements. Operating margins are lower than historical norms, however, in part, due to anticipated operational inefficiencies in the first half of the fiscal year and throttled back plant utilization to reduce inventories.

•
Interest expense is expected to be approximately $34 million, which contemplated elevated debt levels. Other income (loss) is expected to be a loss of approximately $2.5 million, which includes approximately $3 million of incremental pension expense. Equity in earnings of unconsolidated affiliates is expected to be $10 million.

•	The tax rate before business optimization costs and engine manufacturing consolidation costs is expected to be approximately 25%.

•
The Company expects capital expenditures to be approximately $55 million, which includes anticipated expenditures related to the engine manufacturing consolidation project in fiscal 2020. The Company expects to achieve positive cash flow from operations net of capital spending.

•
Pre-tax charges associated with the business optimization program are expected to be approximately $5 million as this program concludes. Pre-tax charges associated with the engine manufacturing consolidation program are expected to be $30 million to $35 million, split evenly between cash and non-cash charges, of which $15 million to $20 million are expected to be recognized in fiscal 2020. Cost savings associated with the engine manufacturing consolidation program are expected to begin in fiscal 2021 and ramp to the full run rate of $12 million to $14 million in fiscal 2022.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review the fourth quarter financial results. A live webcast of the conference call will be available on the company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time. Dial (877) 233-9136 and enter Conference ID 2156568. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; imposition of new, or changes in existing, duties, tariffs and trade agreements; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; and other factors disclosed from time to time in the company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June		Twelve Months Ended June
	FY2019	FY2018	FY2019	FY2018
NET SALES	$471,951	$501,694	$1,836,605	$1,881,294
COST OF GOODS SOLD	404,132	393,017	1,535,554	1,483,212
Gross Profit	67,819	108,677	301,051	398,082

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	81,724	129,926	349,276	375,230
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	3,243	2,819	9,029	9,257
Income (Loss) from Operations	(10,662)	(18,430)	(39,196)	32,109

INTEREST EXPENSE	(7,511)	(6,153)	(29,242)	(25,320)
OTHER INCOME	(51)	1,016	340	4,312
Income (Loss) before Income Taxes	(18,224)	(23,567)	(68,098)	11,101

PROVISION (CREDIT) FOR INCOME TAXES	316	(11,742)	(14,015)	22,421
Net Income (Loss)	$(18,540)	$(11,825)	$(54,083)	$(11,320)

EARNINGS (LOSS) PER SHARE
Basic	$(0.45)	$(0.29)	$(1.31)	$(0.28)
Diluted	$(0.45)	$(0.29)	$(1.31)	$(0.28)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	41,516	41,947	41,647	42,068
Diluted	41,516	41,947	41,647	42,068

Supplemental International Sales Information
(In Thousands)

	Three Months Ended June		Twelve Months Ended June
	FY2019	FY2018	FY2019	FY2018
International sales based on product shipment destination	$102,502	$102,069	$481,970	$534,607

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of June
(In Thousands)

CURRENT ASSETS:	FY2019	FY2018
Cash and Cash Equivalents	$29,569	$44,923
Accounts Receivable, Net	198,498	182,801
Inventories	502,006	411,831
Prepaid Expenses and Other Current Assets	32,899	39,651
Total Current Assets	762,972	679,206

OTHER ASSETS:
Goodwill	169,682	163,200
Investments	49,641	50,960
Other Intangible Assets, Net	96,738	95,864
Deferred Income Tax Asset	43,172	12,149
Other Long-Term Assets, Net	18,676	20,507
Total Other Assets	377,909	342,680

PLANT AND EQUIPMENT:
At Cost	1,220,339	1,175,165
Less - Accumulated Depreciation	809,294	753,085
Plant and Equipment, Net	411,045	422,080
	$1,551,926	$1,443,966

CURRENT LIABILITIES:
Accounts Payable	$287,620	$204,173
Short-Term Debt	160,540	48,036
Accrued Liabilities	129,585	131,897
Total Current Liabilities	577,745	384,106

OTHER LIABILITIES:
Accrued Pension Cost	221,033	189,872
Accrued Employee Benefits	21,311	20,196
Accrued Postretirement Health Care Obligation	25,929	30,186
Other Long-Term Liabilities	63,724	49,228
Long-Term Debt	195,464	199,954
Total Other Liabilities	527,461	489,436

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	78,902	76,408
Retained Earnings	993,873	1,071,480
Accumulated Other Comprehensive Loss	(292,550)	(252,272)
Treasury Stock, at Cost	(334,084)	(325,771)
Total Shareholders' Investment	446,720	570,424
	$1,551,926	$1,443,966

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended June
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2019	FY2018
Net Loss	$(54,083)	$(11,320)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	64,200	58,258
Stock Compensation Expense	7,180	6,675
Loss on Disposition of Plant and Equipment	551	1,915
Provision (Credit) for Deferred Income Taxes	(17,949)	35,351
Equity in Earnings of Unconsolidated Affiliates	(12,142)	(12,230)
Dividends Received from Unconsolidated Affiliates	11,359	10,911
Pension Settlement	521	41,157
Pension Cash Contributions	—	(30,000)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(15,910)	47,180
Inventories	(91,171)	(37,446)
Other Current Assets	(1,304)	(4,759)
Accounts Payable, Accrued Liabilities and Income Taxes	80,717	(10,345)
Other, Net	(7,304)	(2,624)
Net Cash Provided by (Used in) Operating Activities	(35,335)	92,723

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(52,454)	(103,203)
Proceeds Received on Disposition of Plant and Equipment	69	339
Cash Paid for Acquisitions, Net of Cash Acquired	(9,791)	(1,800)
Net Cash Used in Investing Activities	(62,176)	(104,664)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	112,504	48,036
Long Term Note Payable	—	7,685
Debt Issuance Costs	—	(1,154)
Treasury Stock Purchases	(11,937)	(10,312)
Repayment of Long Term Debt	(5,424)	(22,261)
Stock Option Exercise Proceeds and Tax Benefits	1,823	3,772
Payments Related to Shares Withheld for Taxes for Stock Compensation	(257)	(1,396)
Cash Dividends Paid	(17,781)	(23,951)
Net Cash Provided by Financing Activities	78,928	419

EFFECT OF EXCHANGE RATE CHANGES	(293)	(967)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(18,876)	(12,489)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Beginning (1)	49,218	61,707
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Ending (2)	$30,342	$49,218

(1) Included within Beginning Cash, Cash Equivalents, and Restricted Cash is approximately $4.3 million and $0 of restricted cash as of July 1, 2018 and July 2, 2017, respectively.
(2) Included within Ending Cash, Cash Equivalents, and Restricted Cash is approximately $0.8 million and $4.3 million of restricted cash as of June 30, 2019 and July 1, 2018, respectively.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2019	FY2018	FY2019	FY2018
Net Sales	$261,357	$275,775	$988,707	$1,066,318

Gross Profit as Reported	$48,797	$69,217	$193,069	$252,645
Business Optimization	950	822	2,662	2,854
Adjusted Gross Profit	$49,747	$70,039	$195,731	$255,499

Gross Profit % as Reported	18.7%	25.1%	19.5%	23.7%
Adjusted Gross Profit %	19.0%	25.4%	19.8%	24.0%

Segment Income (Loss) as Reported	$1,060	$(26,183)	$(15,519)	$9,593
Business Optimization	2,130	46,671	29,149	53,913
Adjusted Segment Income	$3,190	$20,488	$13,630	$63,506

Segment Income (Loss) % as Reported	0.4%	(9.5)%	(1.6)%	0.9%
Adjusted Segment Income %	1.2%	7.4%	1.4%	6.0%

Fourth Quarter Highlights

•
Engine unit volumes decreased by 6%, or approximately 100,000 engines, in the fourth quarter of fiscal 2019 from the same period last year. Fiscal 2018’s fourth quarter included approximately $15 million of sales that were accelerated prior to the go-live of the Company’s upgraded ERP. Sales were lower than anticipated in the fourth quarter of fiscal 2019 primarily due to lower shipments of consumer engines in North America in a challenging market environment, which included unusually wet spring weather and near-term disruption caused by channel partner transitions including the bankruptcy of a large retailer. Service parts sales declined year over year, both in North America and Europe, despite progress in improving throughput compared to earlier in fiscal 2019. Partially offsetting the decrease was growth of commercial engines sales and higher pricing.

•
GAAP and adjusted gross profit percentage decreased 640 basis points from last year. The decrease was driven by inefficiencies (260 bps), a 24% reduction in manufacturing volume (250 bps), material and tariff costs net of price increases (100 bps) and unfavorable sales mix. Inefficiencies from start-up activities related to the Company’s ERP upgrade and the on-shoring of Vanguard engines which led to elevated supply chain and labor costs to ensure timely delivery of Vanguard engines and to improve the throughput of service parts. Improvements to these inefficiencies were hampered by labor availability challenges.

•	GAAP ESG&A expenses declined $47.5 million and adjusted ESG&A expenses increased $2.7 million from last year.

Products Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2019	FY2018	FY2019	FY2018
Net Sales	$233,258	$250,162	$932,137	$904,007

Gross Profit as Reported	$19,582	$39,363	$108,984	$144,933
Business Optimization	2,227	1,281	9,207	3,775
Adjusted Gross Profit	$21,809	$40,644	$118,191	$148,708

Gross Profit % as Reported	8.4%	15.7%	11.7%	16.0%
Adjusted Gross Profit %	9.3%	16.2%	12.7%	16.4%

Segment Income (Loss) as Reported	$(11,162)	$7,656	$(22,675)	$22,012
Business Optimization	2,567	2,855	15,840	8,113
Litigation Settlement	—	—	2,000	—
Retailer Bankruptcy Bad Debt Expense	—	—	4,132	—
Acquisition Related Charges	153	—	676	—
Adjusted Segment Income (Loss)	$(8,443)	$10,511	$(27)	$30,125

Segment Income (Loss) % as Reported	(4.8)%	3.1%	(2.4)%	2.4%
Adjusted Segment Income (Loss) %	(3.6)%	4.2%	0.0%	3.3%

Fourth Quarter Highlights

•
Net sales decreased by $16.9 million, or 6.8%, from the same period last year. Fiscal 2018’s fourth quarter included approximately $5 million of sales that were accelerated prior to the go-live of the Company’s upgraded ERP. The decrease was also due to lower pressure washer and generator sales due to channel partners controlling inventory levels. Fiscal 2019 fourth quarter sales fell short of the Company’s expectations due to challenging market conditions, including the unusually wet spring weather in North America and lower than planned production due to labor availability challenges.

•
GAAP gross profit percentage decreased 730 basis points and adjusted gross profit percentage decreased by 690 basis points from the fourth quarter of fiscal 2018. The decrease in the adjusted gross profit percentage was attributed to unfavorable sales mix (270 bps), manufacturing inefficiencies (220 basis points) and increased material and tariff costs net of price increases (200 bps). Sales mix was predominantly driven by shifts within the pressure washer, generator and lawn tractor categories towards more entry level models. Improvements to inefficiencies from start-up activities related to the business optimization program were hampered by labor availability challenges.

•	GAAP ESG&A expenses decreased by $0.7 million and adjusted ESG&A expenses increased by $0.4 million from the previous year.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and to understand the Company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the Company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June
	FY2019 Reported	Adjustments (1)	FY2019 Adjusted	FY2018 Reported	Adjustments	FY2018 Adjusted
Gross Profit
Engines	$48,797	$950	$49,747	$69,217	$822	$70,039
Products	19,582	2,227	21,809	39,363	1,281	40,644
Inter-Segment Eliminations	(560)	—	(560)	97	—	97
Total	$67,819	$3,177	$70,996	$108,677	$2,103	$110,780
Engineering, Selling, General and Administrative Expenses
Engines	$49,592	$683	$48,909	$97,132	$45,515	$51,617
Products	32,132	493	31,639	32,794	1,573	31,221
Total	$81,724	$1,176	$80,548	$129,926	$47,088	$82,838

Equity in Earnings of Unconsolidated Affiliates
Engines	$1,855	$496	$2,351	$1,732	$334	$2,066
Products	1,388	—	1,388	1,087	—	1,087
Total	$3,243	$496	$3,739	$2,819	$334	$3,153

Segment Income (Loss)
Engines	$1,060	$2,130	$3,190	$(26,183)	$46,671	$20,488
Products	(11,162)	2,720	(8,443)	7,656	2,855	10,511
Inter-Segment Eliminations	(560)	—	(560)	97	—	97
Total	$(10,662)	$4,849	$(5,813)	$(18,430)	$49,526	$31,096

Interest Expense	$(7,511)	$—	$(7,511)	$(6,153)	$211	$(5,942)
Other Income	$(51)	$521	$470	$1,016	$—	$1,016

Income before Income Taxes	(18,224)	5,370	(12,854)	(23,567)	49,737	26,170
Provision for Income Taxes	316	1,759	2,075	(11,742)	17,779	6,037
Net Income	$(18,540)	$3,611	$(14,929)	$(11,825)	$31,957	$20,132

Earnings Per Share
Basic	$(0.45)	$0.09	$(0.36)	$(0.29)	$0.76	$0.47
Diluted	(0.45)	0.09	(0.36)	(0.29)	0.76	0.47

(1) For the fourth quarter of fiscal 2019, business optimization expenses included $0.2 million ($0.2 million after tax) of non-cash charges related to accelerated depreciation, and $4.5 million ($2.9 million after tax) of cash charges related primarily to activities associated with the upgrade to the Company's ERP system, professional services, employee termination benefits, and plant rearrangement activities. The Company recognized $0.2 million ($0.1 million after tax) related to acquisition integration activities. Other income includes a $0.5 million ($0.3 million after tax) pension settlement charge. Tax expense includes a $0.1 million charge associated with the Tax Cuts and Jobs Act of 2017 to record the impact of the inclusion of foreign earnings.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Nine Month Periods Ended June
(In Thousands, except per share data)

	Twelve Months Ended June
	FY2019 Reported	Adjustments (1)	FY2019 Adjusted	FY2018 Reported	Adjustments	FY2018 Adjusted
Gross Profit
Engines	$193,069	$2,662	$195,731	$252,645	$2,854	$255,499
Products	108,984	9,207	118,191	144,933	3,775	148,708
Inter-Segment Eliminations	(1,002)	—	(1,002)	504	—	504
Total	$301,051	$11,869	$312,920	$398,082	$6,629	$404,710
Engineering, Selling, General and Administrative Expenses
Engines	$213,589	$23,374	$190,215	$248,286	$48,096	$200,190
Products	135,687	13,441	122,246	126,944	4,339	122,605
Total	$349,276	$36,815	$312,461	$375,230	$52,435	$322,795

Equity in Earnings of Unconsolidated Affiliates
Engines	$5,001	$3,113	$8,114	$5,234	$2,964	$8,198
Products	4,028	—	4,028	4,023	—	4,023
Total	$9,029	$3,113	$12,142	$9,257	$2,964	$12,221

Segment Income (Loss)
Engines	$(15,519)	$29,149	$13,630	$9,593	$53,913	$63,506
Products	(22,675)	22,648	(27)	22,012	8,113	30,125
Inter-Segment Eliminations	(1,002)	—	(1,002)	504	—	504
Total	$(39,196)	$51,797	$12,601	$32,109	$62,026	$94,135

Interest Expense	$(29,242)	$263	$(28,979)	$(25,320)	$2,228	$(23,092)
Other Income	$340	$521	$861	$4,312	$—	$4,312

Income (Loss) before Income Taxes	(68,098)	52,581	(15,517)	11,101	64,254	75,355
Provision for Income Taxes	(14,015)	11,362	(2,653)	22,421	(2,836)	19,585
Net Income (Loss)	$(54,083)	$41,220	$(12,864)	$(11,320)	$67,090	$55,770

Earnings (Loss) Per Share
Basic	$(1.31)	$0.99	$(0.32)	$(0.28)	$1.57	$1.29
Diluted	(1.31)	0.99	(0.32)	(0.28)	1.57	1.29
(1) For the first twelve months of fiscal 2019, business optimization expenses include $3.2 million ($2.5 million after tax) of non-cash charges related to accelerated depreciation, and $41.9 million ($32.1 million after tax) of cash charges related primarily to activities associated with the upgrade to the Company's ERP system, professional services, employee termination benefits, and plant rearrangement activities. The Company recognized bad debt expense of $4.1 million ($3.1 million after tax) after a major retailer announced that it had filed for bankruptcy protection. The Company recognized $2.0 million ($1.5 million after tax) for amounts accrued related to a litigation settlement and $0.6 million ($0.4 million after tax) related to acquisition integration activities. Interest expense includes $0.2 million ($0.2 million after tax) for premiums paid to repurchase senior notes. Other income includes a $0.5 million ($0.3 million after tax) pension settlement charge. Tax expense includes a $1.0 million charge associated with the Tax Cuts and Jobs Act of 2017 to record the impact of the inclusion of foreign earnings.